EXHIBIT 16.1

RBSM LLP

NEW YORK, NY

October 31, 2018

U.S. Securities and Exchange Commission

100 F Street, N.E.

Washington, DC 20549

We have read the statements under Item 4.01 of the Current Report on Form 8-K of Sparta Commercial Services, Inc. dated October 31, 2018 to be filed with the Securities and Exchange Commission. We agree with all statements pertaining to us. We have no basis on which to agree or disagree with the other statements contained therein.

/s/ RBSM LLP